Contact:  Tom Ringo
VP & CFO
360.697.6626
Fax 360.697.1156

NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                              NASDAQ:POPEZ

December 23, 2003

POPE RESOURCES SIGNS SALES CONTRACT WITH COSTCO FOR GIG HARBOR SITE

Pope Resources (Nasdaq:POPEZ) today announced that its real estate subsidiary, Olympic Property Group (OPG), has signed a definitive purchase and sale agreement with Costco Wholesale Corporation. Costco will acquire nearly 20 acres within the city limits of Gig Harbor, Washington for development of a future store site, expected to open in the next 18 months. The transaction is expected to close sometime between the third quarter of 2004 and the second quarter of 2005, depending upon various permit processing timelines.

This sale will launch OPG’s 320-acre project in north Gig Harbor – a community that is just across the Tacoma Narrows Bridge. In addition to the Costco site, the OPG project will include additional retail development and 10 acres slated for use as a “village center” that will be characterized by smaller-scale, pedestrian-oriented retail uses. The balance of the 320-acre project will include 17 acres of business park, 45 acres of park and open space, and approximately 1,000 residential dwellings on the remaining 200 acres.

OPG has previously announced an agreement with the YMCA of Pierce County to sell 11 acres on the project for the construction of an 80,000 square foot full-service YMCA family branch.

About Pope Resources
Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage nearly 220,000 acres of timberland and development property in Washington, Oregon, and California. In addition, it provides forestry consulting and timberland management services to third-party owners and managers of timberland. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company and the Gig Harbor project can be found at www.orm.com.